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                                                                    Exhibit 10.1


                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                            KTCY LICENSING, INC.
                                       AND
                        SPANISH BROADCASTING SYSTEM, INC.
                                   ("SELLERS")

                                       AND

                    ENTRAVISION - TEXAS LIMITED PARTNERSHIP
                                    ("BUYER")




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                            ASSET PURCHASE AGREEMENT


THIS ASSET PURCHASE AGREEMENT (this "Agreement"), is made on the 4th day of June, 2002, by and among KTCY LICENSING, INC., a Delaware corporation ("Licensing"), SPANISH BROADCASTING SYSTEM, INC., a Delaware corporation ("Spanish Broadcasting" and, together with Licensing, "Seller"), and ENTRAVISION
- TEXAS LIMITED PARTNERSHIP, a Texas limited partnership ("Buyer").

WHEREAS, Licensing is the holder of Federal Communications Commission ("FCC") licenses, permits, and authorizations relating to Station KTCY(FM), Pilot Point, Texas (the "Station"), and Spanish Broadcasting owns certain assets which are used and useful in connection with the operation of the Station;

WHEREAS, Licensing desires to assign the licenses, permits and authorizations for the Station to an affiliate of Buyer, and Buyer desires to cause a subsidiary of Buyer to accept an assignment of such licenses, permits and authorizations, in accordance with the terms and conditions set forth in this Agreement; and

WHEREAS, Spanish Broadcasting desires to sell the assets used and useful in connection with the operation of the Station, and Buyer desires to purchase such assets from Seller, in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the payments and the covenants described in this Agreement, the parties agree as follows:

                                    ARTICLE I
                           SALE AND PURCHASE OF ASSETS

1.1 Transferred Assets. On the terms and subject to the conditions set forth in this Agreement, and for the consideration set forth in Article III, Seller will, on the Closing Date (as defined in Section 9.1), transfer to Buyer all of Seller's right, title, and interest in and to the following assets and rights (the "Transferred Assets"), free and clear of any liens, claims, or encumbrances (other than Permitted Encumbrances as defined in Section 4.6(a)):

     (a) Leased Real Property. All rights and interests of Seller under the lease(s) of real property identified as leased property on the Real Property Description marked as Schedule 4.6 (the "Leases").

     (b) Owned Real Property. All rights, title, and interest of Seller in the owned real property (if any) identified as owned by Seller on the Real Property Description marked

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     as Schedule 4.6 (the "Owned Real Property") and all rights and interests of
     Seller under any easement used or useful in the operation of the Station;

     (c) Personal Property. All of the personal property owned by Seller that is used and useful in operation of the Station, including, without limitation, all of the equipment and other items identified on the Personal Property Description marked as Schedule 4.7, including, without limitation, all Broadcast Equipment (as defined in Section 4.8), and all other items of furniture, fixtures, machinery, equipment, motor vehicles, tools, parts, supplies, and office equipment owned by Seller and used in operation of the Station (the "Personal Property");

     (d) Call Letters and Intellectual Property. All of Seller's rights in and to the call letters of the Station and any other service or trade names, service marks or trademarks, including, without limitation, those items identified on the Intellectual Property Description marked as Schedule 4.9;


     (e) Contracts. All rights and interest of Seller in and to the contracts, agreements, understandings, and commitments (including, without limitation, broadcast time commitments), personal property leases, product warranty agreements, barter and trade arrangements, and service agreements relating to the Station, listed on the Contracts List marked as Schedule 4.10 (collectively, the "Contracts");


     (f) Licenses and Permits. All rights and interests of Seller in and to: (i) the FCC broadcast licenses and any permits for the Station; (ii) all rights and interests of Seller under all other permits and approvals issued to Seller by any federal, state, or local governmental entity or other jurisdiction or instrumentality and relating to the Station or necessary for operation of the Station; (iii) any applications for modification, extension, or renewal of such broadcast and other licenses and permits; and
     (iv) any applications for any modified licenses or permits pending on the Closing Date; including, without limitation, those items identified on the License and Permit List marked as Schedule 4.11 (collectively, the "Licenses");


     (g) Documents. All records, including but not limited to all books of account, tax records, customer lists, supplier lists, employee personnel files for any of those employees of Seller that Buyer elects to employ after the Closing Date or whose employment agreements Buyer elects to assume, local public records file materials, engineering data, logs, programming records, consultants' reports, ratings reports, budgets, financial reports and projections, sales, operating and business plans, and correspondence used or held for use in operation of the Station or necessary or desirable to show compliance with any law or regulation applicable to the Station or the operation of the Station or relating to the ownership, use, maintenance or repair of any of the Transferred Assets, and not pertaining solely to Seller's internal corporate affairs, or its interests in other radio stations, it being understood that Seller shall have the right to



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     retain copies of any such records (other than customer lists, supplier lists, consultants' reports, projections or sales operations or business plans) necessary for the operation of Seller's business after the Closing Date; and

     (h) Other Assets. All other tangible and intangible property and rights possessed by Seller and used and useful in connection with operation of the Station, including, but not limited to, computer software and software licenses.

1.2 Excluded Assets. Notwithstanding the foregoing, the following assets of Seller (the "Excluded Assets") will be retained by Seller and will not be included in the Transferred Assets:

     (a) All of Seller's cash, accounts receivable, cash-on-hand, deposits in bank accounts, marketable securities, and other cash equivalents;

     (b) The certificate of incorporation, bylaws, minute books, stock transfer records and all other books, tax and accounting records relating to the corporate affairs of Seller;

     (c) Any trade names, logos, trademarks, service marks or other intellectual property relating to Seller which are not used or useful in operation of the Station;

     (d) All rights and interest of Seller in and to all contracts, agreements, understandings, and commitments, personal property leases, product warranty agreements, barter and trade arrangements, and service agreements not listed on the Contracts List marked as Schedule 4.10;

     (e) Any employment agreements, employee insurance plans and benefit programs, deferred compensation agreements, profit sharing and stock option plans, and retirement plans or trusts sponsored or maintained by Seller or any affiliate of Seller.

     (f) Those specific assets identified on the Excluded Assets List attached to this Agreement as Schedule 1.2.


                                   ARTICLE II
                        ASSUMED AND RETAINED LIABILITIES

2.1 Assumption of Liabilities. Upon the transfer of the Transferred Assets on the Closing Date in accordance with this Agreement, Buyer shall assume the following (the "Assumed Liabilities"):

     (a) Leases. All liabilities and obligations of Seller with respect to the period after the Closing Date under the Leases;


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     (b) Contracts. All liabilities and obligations of Seller with respect to the period after the Closing Date under the Contracts and any contracts entered into by Seller after the date hereof in the ordinary course of the business of the Seller and relating to the Station (to the extent entered into in accordance with this Agreement);


     (c) Trade and Barter Agreements. Buyer will assume and perform all of Seller's contracts for the sale of time on the Station in exchange for merchandise or services used or useful for the benefit of the Station that were in existence on the date of this Agreement, have not been fulfilled as of the Closing, and are identified on Schedule 2.1; and


     (d) Licenses. All liabilities and obligations of Seller with respect to the period after the Closing Date under the Licenses.


2.2 Retained Liabilities. Except for the liabilities and obligations expressly referred to in Section 2.1, BUYER WILL NOT ASSUME OR OTHERWISE BE RESPONSIBLE FOR ANY LIABILITIES OR OBLIGATIONS OF SELLER, REGARDLESS OF NATURE (the "Retained Liabilities"), including, without limitation, the following liabilities and obligations:

     (a) Litigation and Claims. Any claims, liabilities, losses, damages, or expenses relating to any litigation, proceeding, or investigation of any nature arising out of the operations of Seller;

     (b) Tax Liabilities. Tax liabilities of Seller, including, without limitation, any liabilities for taxes on or measured by income, liabilities for withheld federal and state income and employee Federal Insurance Contribution Act contributions ("FICA") or employer FICA, and liabilities for income taxes arising as a result of the transfer of the Transferred Assets or otherwise by virtue of the consummation of the transactions contemplated hereby, except as set forth in Section 17 of this Agreement;

     (c) Liabilities as Employer. Any liabilities of Seller as an employer, including, without limitation, liabilities for wages, vacation benefits, severance benefits, retirement benefits, COBRA benefits, WARN obligations and liabilities, withholding tax liabilities, unemployment compensation benefits or premiums, hospitalization or medical claims, or other claims attributable in whole or in part to employment by Seller, or arising out of any labor matter in connection with the Station with respect to the time on or prior to the Closing Date;

     (d) Accounts Payable: Indebtedness. Any accounts payable or other indebtedness of Seller or obligations to any persons who have lent money to Seller;

     (e) Environmental Liabilities. Any liabilities or obligations resulting from the failure to comply with any environmental protection, health, or safety laws or


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     regulations or resulting from the generation, storage, treatment, transportation, handling, disposal, release of hazardous substances, solid wastes, and liquid and gaseous matters by Seller and by any other person in relation to Seller or the Station; and

     (f) Transaction Costs. Any fees and expenses incurred by Seller in connection with negotiating, preparing, closing, and carrying out this Agreement and the transactions contemplated by this Agreement.


                                   ARTICLE III
                                  CONSIDERATION

Consideration for the purchase of the Transferred Assets by Buyer shall be assumption of the Assumed Liabilities, and payment of the purchase price of THIRTY-FIVE MILLION and 00/100 Dollars ($35,000,000.00) (the "Purchase Price"), as adjusted in accordance with Article XVI below, to be delivered by Buyer as follows:

     (a) Upon execution of the definitive agreement, Buyer will deposit in escrow with Union Bank of California, N.A., of Los Angeles, California ("Union Bank"), the sum of ONE MILLION SEVEN HUNDRED FIFTY THOUSAND and 00/100 Dollars ($1,750,000.00) (the "Deposit"), to be held pursuant to the terms of an escrow agreement by and among Seller, Buyer, and Union Bank, substantially in the form attached hereto as Exhibit A, and to be disbursed to Seller at Closing (as defined in Article IX below); and

     (b) At Closing, Buyer shall pay to Seller the sum of THIRTY-THREE MILLION, TWO HUNDRED FIFTY THOUSAND and 00/100 Dollars ($33,250,000.00), plus or minus the prorations and adjustments provided for in Article XVI below, by wire transfer of immediately available federal funds to the bank account designated (at least two days in advance of the Closing) by Seller, and simultaneously instruct Union Bank to deliver the Deposit to Seller.


                                   ARTICLE IV
              REPRESENTATIONS, WARRANTIES AND AGREEMENTS BY SELLER

Seller represents and warrants to and agrees with Buyer as follows:

4.1 Organization; Standing; Corporate Power. Licensing and Spanish Broadcasting are corporations, each duly organized and validly existing in good standing under the laws of the State of Delaware, qualified to do business as a foreign corporation in the State of Texas, and with full power to carry on its business as now conducted.


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4.2 Authorization. The boards of directors of the entities constituting Seller have approved the execution, delivery, and performance of this Agreement. Seller has full power, authority, and legal right to execute and deliver this Agreement, and the other instruments for which provision is made herein, and to perform its obligations under this Agreement and the other instruments. Upon execution and delivery by Raul Alarcon, Jr., the Chairman, Chief Executive Officer and President of Seller, this Agreement and the other instruments will constitute valid and binding obligations of Seller enforceable against it in accordance with their respective terms.

4.3 No Material Adverse Change. Other than as disclosed on Schedule 4.3, since the date of the most recent balance sheet or financial statement of Seller delivered to Buyer in connection with Buyer's due diligence in entering into this Agreement, there has not been: (a) any material adverse change in the assets or liabilities of the Station; (b) any damage or destruction, whether or not covered by insurance, materially affecting the properties or operations of Station; (c) any labor dispute or employee matter materially affecting the financial position or operations of the Station; (d) any sale, transfer, assignment, or imposition of any liens, claims, or encumbrances (other than Permitted Encumbrances) on, any of the Transferred Assets.

4.4 Undisclosed Liabilities. Seller does not have any material obligation or liability relating to the Station that will be included in the Assumed Liabilities that has not been disclosed to Buyer.

4.5 Tax Matters. Seller has filed with the appropriate governmental agencies all tax returns and tax reports pertaining to excise taxes, State of Texas franchise taxes, sales and use taxes, payroll taxes, and tangible and intangible personal property taxes required to be filed by it ("Applicable Taxes"), and all taxes, interest, and penalties shown or claimed to be due thereon have been paid.

4.6 Real Property.

     (a) Seller does not have any interest in any real property in connection with the Station other than as described on the Real Property Description marked as Schedule 4.6 (the "Real Property"). Seller is in possession of the Real Property. Seller has, or will have at the time of Closing, good and valid leasehold estates pursuant to the Leases, in each case free and clear of all mortgages, security interests, title defects, liens and encumbrances except for taxes and assessments disclosed to Buyer that are a lien but not yet due and payable ("Permitted Encumbrances").

     (b) Seller has not voluntarily granted, is not a party to an agreement providing for, and is not aware of, any easements, reservations, covenants, restrictions, leases, sub-leases, rights, options, or any other matters that would adversely affect the use of the Real Property by Buyer for the same purposes used by Seller.


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     (c) Seller has delivered to Buyer true and accurate copies of all of the
     Leases. The Leases are in full force and effect. There is no default on the part of Seller or, to the best of Seller's knowledge, by the other party(ies), and no event has occurred or failed to occur which would constitute a default by Seller or the other party(ies), under any of the Leases. The Leases are freely assignable to Buyer without the consent or approval of any landlord or other third party, except as disclosed in
     Schedule 4.6.

     (d) There are (i) no applications, ordinances, petitions, resolutions, or other matters pending before any governmental agency having jurisdiction to act on zoning changes that would prohibit or make nonconforming the use of any of the Real Property; and (ii) no pending or threatened condemnation or eminent domain proceedings, or proposed sale in lieu thereof affecting the Real Property.

4.7 Personal Property. Seller does not own or lease any personal property having a book value in excess of Five Thousand Dollars ($5,000) used in operation of the Station other than as set forth in the Personal Property Description marked as Schedule 4.7. Except as disclosed on the Personal Property Description, Seller has good and marketable title to the Personal Property, free and clear of all security interests, title defects, liens and encumbrances whatsoever, other than liens for taxes not yet due and payable. Except as disclosed on the Personal Property List, the items of Personal Property identified thereon are in good condition and repair, ordinary wear and tear excepted.

4.8 Broadcast Equipment. All towers, transmitters, antennas, and related broadcast equipment that are used in operation of the Station, including, without limitation any backup or auxiliary towers or antennas ("Broadcast Equipment"), are in material compliance with applicable laws and governmental regulations. The Broadcast Equipment is in good condition and repair. Within the three months immediately preceding the date of this Agreement there has not been any unscheduled interruption in the broadcast of the Station caused by a failure of the Broadcast Equipment.

4.9 Intellectual Property. Seller has the right to use its name and all service or trade names and service or trademarks, copyrights, patents, and all other intellectual property necessary for operation of the Station or used in operation of the Station (collectively, "Intellectual Property"), free from any lien, claim, or encumbrance. Seller does not use or own any Intellectual Property in operation of the Station other than as described by mark, jurisdiction, expiration date, and registration number in the Intellectual Property Description identified as Schedule 4.9. Seller has not received any written notice alleging that it has infringed on any other party's intellectual property rights in connection with operation of the Station.


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4.10 Contracts. The Contracts List marked as Schedule 4.10 constitutes a complete and accurate list of all material contracts, relating to the Transferred Assets or operation of the Station, to which Seller is a party or by which it is bound. Except for (i) contracts identified on the Contracts List,
(ii) contracts unrelated to the Transferred Assets or the operation of the Station, and (iii) contracts that will be terminated on or prior to the Closing Date, Seller is not a party to or bound by any oral or written contract: (a) for employment or personal services or any severance agreement or arrangement; (b) for the purchase of equipment, inventory, materials, supplies, services, or capital items in excess of $5,000; (c) for the sale or lease of equipment, inventory, materials, supplies or services involving more than $5,000; (d) with any of Seller's affiliates or agreement otherwise not negotiated at "arm's-length"; (e) for the sale of or barter for broadcast time that would impose more than $5,000 of obligations (monetary or otherwise) on Seller to be performed on or after the Closing Date; or (f) not made in the ordinary course of business. Seller has delivered to Buyer copies of all of the items listed on the Contracts List, all of which copies are complete and accurate. The Contracts are in full force and effect. There has been no material default by Seller or, to the best of Seller's knowledge, by the other party, and no event has occurred or failed to occur which would constitute a material default by Seller or by the other party, under any of the Contracts. None of the Contracts is subject to any impending cancellation or breach that will materially adversely affect the Station or the Transferred Assets.

4.11 Licenses.

     (a) All licenses, permits, and authorizations granted and issued by any governmental entity, including the FCC, and currently held by Seller with respect to the Station, and all applications of Seller pending before any governmental entity, including the FCC, with respect to the Station, are listed on the License List marked as Schedule 4.1 1. Except as identified on the License List, no license, permit, or authorization is required for the operation of the Station as presently conducted or for the ownership of the Transferred Assets.

     (b) Except as disclosed on Schedule 4.11, Seller has performed and complied in all material respects with all of the terms and provisions of the Licenses. No proceedings are pending or, to the best knowledge of Seller, threatened which may result in the revocation, modification, non-renewal, or suspension of any of the Licenses, the denial of any pending application, the issuance of a cease and desist order or the imposition of any administrative penalty or sanction. Seller is not aware of any reason why any of the Licenses might be revoked. All ownership reports, renewal applications, certificates of compliance, and other material reports and documents required to be filed by Seller with the FCC with respect to the Station have been filed and all regulatory fees owing to the FCC have been timely and fully paid.

     (c) The Licenses are in full force and effect and are free and clear of any conditions that would limit the full operation of the Station. The Licenses and all other records as


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     required by the FCC are maintained at the offices of the Station. The
     Station is in compliance with the FCC's policy on exposure of the public and workers to radio frequency radiation. Access to the Station's transmission facilities is restricted in accordance with the policies of the FCC.

4.12 Property Used. The Transferred Assets and the Excluded Assets constitute all of the assets reasonably necessary to operate the Station in the manner in which it is currently being operated. No person or entity other than Seller has any interest in any of the property used in the operation of the Station, except as set forth in one of the Schedules to this Agreement.

4.13 Compliance with Laws. To the best of Seller's knowledge, the operation of the Station as presently conducted does not violate in a material way any applicable order, law, ordinance, code, or regulation. To the best of Seller's knowledge, no investigation is pending or threatened concerning any such matter.

4.14 Employee Benefits. Seller has provided to Buyer the Employee Benefits List, identified as Schedule 4.14, which identifies and/or describes each agreement, plan, or arrangement for employee benefits, including any bonus, deferred compensation, severance, disability, salary continuation, death benefit, vacation, stock purchase or stock option, hospitalization or other medical, life, or other insurance, supplemental unemployment benefit, profit-sharing, pension, or retirement plan or arrangement maintained or contributed to by Seller relating to any employee of the Station (the "Benefit Plans"). Except as identified in the Employee Benefits List, none of the Benefit Plans is an "employee pension benefit plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Seller does not contribute, and for the past five years has not contributed, to any multi-employer plan within the meaning of Section 3(37) of ERISA providing benefits for any employee or former employee of Seller. With respect to any of the Benefit Plans, Seller has no reason to believe, nor has it received any notice, that it is not in compliance with the terms, conditions, and requirements of the Benefit Plans and with governmental rules and regulations with respect to the Benefit Plans. Seller has provided to Buyer true and correct copies of (and listed in Schedule 4.14) all Benefit Plans, the most recent determination letters from the Internal Revenue Service with respect thereto, the most recent annual reports (Form 5500 and the schedules thereto), and the most recent summary plan descriptions. Seller has timely provided or will timely provide all notices and any continuation of health benefit coverage required to be provided to any of Seller's employees, former employees, their spouses, former spouses, dependents, and former dependents under COBRA and applicable state law to the extent and for the periods provided therein.


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4.15 Labor Matters. Seller is not a party to any collective bargaining agreement in connection with the Station, no union has been certified as a collective bargaining representative of the employees of the Station, and Seller has not voluntarily recognized and is not obligated to bargain with any union in connection with operation of the Station. With respect to the Station, Seller is in material compliance with all laws concerning employment and is not engaged in any unfair labor practice. There are no pending labor grievances or complaints against Seller relating to the Station, or any settlements, consent orders, or prior decrees of any court or governmental body requiring any continued observance by Seller that would have an effect on operation of the Station after the Closing. Seller has not received any complaints that it or any of its current or former employees, agents, or consultants have engaged in harassment of any kind towards, or treated unfairly in any way, any person. Seller has not received or been made aware of any written complaints regarding discrimination in employment in connection with operation of the Station. Seller has not received any written complaints of any situation or circumstances, which would lead a reasonable person to conclude that the work environment at the Station is hostile in any way.

4.16 Employees; Wage Increases. The Employee List marked as Schedule 4.16 lists all employees of the Station, showing their names, current rates of compensation, and job titles. Since May 1,2002, Seller has not made any wage or salary increase other than normal scheduled increases to any employee of the Station.

4.17 No Legal Violations. Neither the execution and delivery of this Agreement by Seller's Managing Member, nor the performance by Seller of its obligations under this Agreement, will (a) result in a violation of any laws applicable to Seller; (b) conflict with Seller's certificate of incorporation or bylaws; or
(c) assuming all necessary consents are obtained with respect to the Contracts designated on Schedule 4.10 as requiring consents prior to effectuating the transactions contemplated hereby, result in a breach of, or constitute a default under, any agreement or instrument to which Seller is a party or by which it is bound.

4.18 Litigation and Claims. Except as disclosed on the Litigation List marked as
Schedule 4.18, no suit or proceeding is pending against or by Seller in connection with the Station or affecting the Transferred Assets, and, to the best of Seller's knowledge, no such claim has been asserted or threatened against Seller. Seller does not know of any basis for any material claim to be asserted against it in connection with the Station or the Transferred Assets.

4.19 Consents. Other than the FCC Order (defined in Section 6.2), and except as set forth on any schedule attached hereto, no notice, consent, approval, or authorization of, or registration, qualification, or filing with, any third party or governmental agency or authority is required for the execution and delivery of this Agreement by Seller or for the consummation by Seller of the transactions contemplated hereby.


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4.20 Environmental Matters. To the best of Seller's knowledge, operation of the
Station has met, in all material respects, the applicable laws and regulations of all government authorities having jurisdiction with respect thereto, including, without limitation, all requirements pursuant to environmental protection, health, or safety laws and regulations. Neither Seller nor any of its agents or affiliates, have, in connection with the operation of the Station, ever generated, stored, treated, transported, handled, disposed of, or released any hazardous substance or solid, liquid, or gaseous waste in a manner that would give rise to any material liability under any statute or governmental regulation. To Seller's knowledge, Seller is not a "potentially responsible party," as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or under any comparable state or local statute, in connection with any past or present waste disposal practices undertaken by it or on its behalf.

4.21 Advertisers. The Advertiser List marked as Schedule 4.21 is a list of advertisers on the Station for the year 2001 and the year 2002 through the date of this Agreement.

4.22 Insurance. Schedule 4.22 contains complete and accurate list evidencing all insurance policies and bonds in force with respect to the Station. All such policies will remain in full force and effect through the Closing Date.

4.23 Broker. No broker or finder has acted on behalf of Seller in connection with the transactions contemplated by this Agreement.


                                    ARTICLE V
              REPRESENTATIONS, WARRANTIES, AND AGREEMENTS BY BUYER

Buyer represents and warrants to and agrees with Seller as follows:

5.1 Organization; Standing; Power. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas and has full power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

5.2 Authorization. The Members of Entravision - Texas G P LLC, the General Partner of Buyer ("General Partner"), have approved the execution, delivery, and performance of this Agreement. Buyer has the full power, authority, and legal right to execute and deliver this Agreement and the other instruments for which provision is made herein, and to perform its obligations under this Agreement and the other instruments. Upon execution and delivery by Walter F. Ulloa, the Managing Member of the General Partner of Buyer, this Agreement and the other instruments will constitute valid and binding obligations of Buyer enforceable against it in accordance with their respective terms.


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5.3 FCC. To the best of Buyer's knowledge, there is no fact, allegation, condition, or circumstance that could reasonably be expected to prevent the prompt and routine grant of the FCC Order (defined in Section 6.2).

5.4 No Legal Violations. Neither the execution and delivery of this Agreement by Buyer, nor the performance by Buyer of its obligations under this Agreement, will: (a) result in a violation of any laws applicable to Buyer; (b) conflict with Buyer's certificate of incorporation or bylaws; or (c) result in the breach of, or constitute a default under, any agreement or instrument to which Buyer is a party or by which it is bound.

5.5 Broker. No finder or broker has acted on behalf of Buyer in connection with the transactions contemplated by this Agreement.


                                   ARTICLE VI
                          COVENANTS OF BUYER AND SELLER

Buyer and Seller agree to comply with their respective covenants, below:

6.1 Conduct of Station Prior to the Closing Date. Seller covenants and agrees with Buyer that between the date of this Agreement and the Closing Date, Seller, in connection with the Station:

     (a) shall conduct its business in all material respects in compliance with the terms of the Licenses and all applicable laws, rules, and regulations, including, without limitation, the applicable rules and regulations of the FCC;

     (b) shall use, repair, and, if necessary, replace assets used in operation of the Station in a reasonable manner consistent with historical practice and maintain such assets in substantially their current condition, ordinary wear and tear excepted;

     (c) shall maintain its present insurance in full force and effect, with policy limits and scope of coverage not less than is now provided by its present insurance;

     (d) shall notify Buyer if the regular broadcast transmission of the Station at full authorized power is interrupted by Seller for a period of more than three (3) consecutive hours or for an aggregate of five (5) hours or more in any continuous seven-day period;

     (e) shall not incur any debts, obligations, or liabilities (absolute, accrued, contingent, or otherwise) that include obligations (monetary or otherwise) to be performed by Buyer after the Closing Date, other than in the ordinary course of business;

     (f) shall not sell, transfer, lease, mortgage, pledge, or subject to a lien, claim, or encumbrance (other than Permitted Encumbrances) any of the Transferred Assets;

     (g) shall not discount the Station's advertising rates or modify the terms of any existing barter or trade agreements to be less favorable for the Station than existed on the date of this Agreement;

     (h) shall not, without the prior consent of Buyer, modify or extend any Contract or Lease or enter into any contract that would have been a Contract or Lease had it been in existence ON the date of this Agreement; and

     (i) shall not enter into any agreement to do any of (e), (f) or (g) above.

6.2 FCC Approval. Seller and Buyer shall prepare and file with the FCC, not later than ten (10) business days after the date of this Agreement, an application (the "Assignment Application") to obtain an order of the FCC granting its unconditional consent to the assignment of the FCC Licenses to Entravision Holdings, LLC, a California limited liability company ("Holdings"), which is commonly owned with Buyer (the "FCC Order"). Seller and Buyer shall take all commercially reasonable steps necessary to prosecute such filing with diligence and shall diligently oppose any objections to such approval of the FCC, so that the FCC Order may be obtained and become a "Final Order" (as defined below) as soon as practicable. The term "Final Order" shall mean an action of the FCC that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, with respect to which no timely petition for reconsideration or administrative or judicial appeal or sua sponte action of the FCC with comparable effect is pending, and as to which the time for filing any such petition or appeal (administrative or judicial) or for the taking of any such sua sponte action of the FCC has expired.

6.3 Conditions; Other Consents. Buyer and Seller shall use commercially reasonable efforts to satisfy the conditions to the other party's obligations as described in Articles VII and VIII and obtain any other consents, transfers, authorizations, or approvals required for the consummation of the transactions contemplated by this Agreement.

6.4 Advise Buyer of Adverse Change. Between the date of this Agreement and the Closing Date, Seller shall promptly advise Buyer of the occurrence of any event or condition that has materially and adversely affect the Station.

6.5 Access; Confidentiality. Seller and Buyer shall each maintain the confidential nature of all business and technical information provided or obtained in connection with the foregoing or the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement; provided, however, that neither shall be obligated to keep confidential any information which: (i) it had and lawfully obtained prior to its disclosure by the other; (ii) is or becomes publicly known (other than by the party's actions); (iii) is lawfully obtained from a third party not bound by a confidentiality agreement relating to such information; (iv) is required to be disclosed in connection with the transactions contemplated by this Agreement, provided that any recipient agrees to be bound by the covenants in this Section 6.5; or (v) is required to be disclosed pursuant to a regulation, order or request of a judicial or governmental authority, provided that the other party is first given prior notice thereof and, to the extent possible, the opportunity to seek a protective order, if applicable. The restrictions under this Section 6.5 shall terminate at Closing, provided that in the event this Agreement is terminated prior to Closing, such restrictions shall survive such termination for two (2) years and each party will return all documents and copies thereof received from the other containing information subject to these restrictions.

6.6 FCC Reports. Seller shall file on a current basis until the Closing Date all reports and documents required to be filed with the FCC with respect to the FCC Licenses and pay all required regulatory fees. Copies of each such report and document filed between the date hereof and the Closing Date shall be furnished to Buyer promptly after filing.

6.7 Time Brokerage Agreement. Concurrently with the execution of this Agreement, Buyer and Licensing shall execute a Time Brokerage Agreement substantially in the form of Exhibit B attached hereto, whereby Buyer will have the use of substantially all of the airtime of the Station. The Time Brokerage Agreement shall remain in effect during the Term of this Agreement and shall terminate upon termination of this Agreement or consummation of the acquisition of the Transferred Assets by Buyer hereunder.

6.8 Exclusiveness. Between the date of this Agreement and the Closing Date, Seller will not, nor will it permit any agent, affiliate, officer, director, employee, member, attorney, accountant, financial adviser or other representative of it to negotiate with, solicit, or participate in negotiations with any third party other than Buyer with respect to the sale of the Station, the sale of any substantial amount of the assets of the Station, the sale of Seller's stock, or any similar transaction.

6.9 Risk of Loss Before Closing. In the event of loss or damage to the Transferred Assets, prior to the Closing Date, in an amount greater than One Hundred Thousand Dollars ($100,000.00),unless caused by the gross negligence or willful misconduct of Buyer or Buyer's employees, agents, or contractors, Seller shall promptly notify Buyer thereof and use its reasonable efforts to repair, replace or restore the lost or damaged property to its former condition as soon as possible. If such repair, replacement, or restoration has not been completed prior to the Closing Date, Buyer may, at its option:

     (a) Elect to consummate the Transaction in which event Seller shall assign to Buyer all of Seller's rights to insurance proceeds related to such casualty under any applicable insurance policies and reduce the portion of the Purchase Price due from Buyer to Seller at the Closing by an amount equal to all applicable deductibles less amounts expended by Seller prior to the Closing on such repair, replacement or restoration; or

     (b) Elect to postpone the Closing Date, with prior consent of the FCC if necessary, which consent both parties will use their reasonable efforts to obtain, for such reasonable period of time (not to exceed 90 days) as is necessary for Seller, if Seller so elects in its sole discretion and delivers notice of such election to Buyer within 10 days of Seller's receipt of notice of Buyer's election to proceed under this Subsection (b), to repair, replace, or restore the lost or damaged property to its former condition. If Seller so elects, and, after the expiration of that extension period, the lost or damaged property has not been repaired, replaced, or restored to Buyer's reasonable satisfaction, Buyer may terminate this Agreement as provided in Article XV.

6.10 Employees. Seller shall terminate the employment of all persons employed by Seller in connection the Station, such that none remain employed effective on or before the Closing Date, except for any person for whom Buyer has specifically elected to assume his or her employment contract pursuant to Sections 1.1(e) and 2.1(b) above. Buyer may (but shall be without obligation to do so) offer employment to any or all of Seller's employees employed at the Station. Seller will use all reasonable efforts to assist Buyer in attempting to hire such persons to whom Buyer elects to extend offers of employment, and shall not interfere with or hinder Buyer in its activities to secure satisfactory employment arrangements with such persons. Buyer will not and does not hereby agree to adopt, accept or assume any of Seller's Benefit Plans or collective bargaining agreements, if any. Nothing in this Section or elsewhere in this Agreement shall imply, create or confer upon any person the right to continued employment for any period of time or any particular term or condition of employment.

6.11 Public Announcement. Neither party shall, without the approval of the other party, which approval shall not be unreasonably withheld, delayed, or conditioned, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as to the extent that any party shall be so obligated by law or by the rules, regulations, or policies of any national securities exchange or association, in which case the other party shall be so advised.

                                   ARTICLE VII
                       CONDITIONS TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions:

7.1 Representations and Warranties True on Closing Date. Seller's represen-tations and warranties made in this Agreement are true in all material respects as of the Closing Date as though such representations and warranties were made as of the Closing Date.

7.2 Compliance with Agreement. Seller has performed and complied in all material respects with all of its obligations under this Agreement that are to be performed or complied with by it prior to or on the Closing Date.

7.3 No Litigation. No litigation, proceeding, investigation, or inquiry is pending or threatened which, if sustained, would enjoin or prevent the consummation of the transactions contemplated by this Agreement or would materially and adversely affect Buyer's right to continue the operation of the Station as presently conducted.

7.4 Third-Party Consents and Approvals; Estoppel Certificates. Seller has obtained all third-party consents and approvals, if any, required for the transfer or continuance, as the case may be, of the Leases or Contracts designated on Schedules 4.6 and 4.10 as requiring third-party consent or approval, and such third parties have provided estoppel certificates, non-disturbance agreements, and/or written clarifications of the rights of Buyer thereunder.

7.5 Governmental Approval.

     (a) The FCC Order shall have been issued by the FCC and, subject to the provisions of Section 9.1, shall have become a Final Order.

     (b) All other authorizations, consents, approvals, and clearances of federal, state, or local governmental agencies required to permit the consummation of the transactions contemplated by this Agreement shall have been obtained.

     (c) No authorizations, consents, or approvals contemplated by this Section
     7.5 shall contain any conditions that in the aggregate would have a material adverse effect on Buyer's ability to operate the Station.

7.6 Material Adverse Change. There shall not have occurred any material adverse change in the assets or liabilities of the Station.

7.7 Good Standing Certificates. Seller shall have delivered to Buyer a good standing certificate from the Secretary of State of Delaware and the Comptroller of Public Accounts for the State of Texas, that Seller is in good standing in the state(s), dated as of a date within ten (10) days of the Closing Date.

7.8 Opinion of Seller's Counsel. Seller shall have delivered to Buyer an opinion of its independent corporate and FCC counsel, dated as of the Closing Date, substantially in the form of Exhibit C hereto.

7.9 Certifications, etc. Seller shall have delivered to Buyer a certification that the conditions contained in Sections 7.1, 7.2, and 7.3 have been fulfilled and such other customary certifications and documents as Buyer may reasonably request.


                                  ARTICLE VIII
                       CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions:

8.1 Representations and Warranties True on Closing Date. Buyer's representations and warranties made in this Agreement are true in all material respects as of the Closing Date as though such representations and warranties were made as of the Closing Date.

8.2 Compliance with Agreement. Buyer has performed and complied in all material respects with all of its obligations under this Agreement that are to be performed or complied with by it prior to or on the Closing Date.

8.3 No Litigation. No litigation, proceeding, investigation, or inquiry is pending or threatened which, if sustained, would enjoin or prevent the consummation of the transactions contemplated by this Agreement.

8.4 Governmental Approval. The FCC Order shall have been issued by the FCC.

8.5 Opinion of Buyer's Counsel. Buyer shall have delivered to Seller an opinion of its independent corporate counsel, dated as of the Closing Date, substantially in the form of Exhibit D hereto.

8.6 Certifications, etc. Buyer has delivered to Seller a certification that the conditions contained in Sections 8.1, 8.2, and 8.3 have been fulfilled and such other customary certifications and documents as Seller may reasonably request.

                                   ARTICLE IX
                             CLOSING; CLOSING DATE

9.1 Date and Time. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at a location determined by Buyer, on a date and at a time set by Buyer, but in no event later than ten (10) Business Days after the date on which the FCC Order has been announced in a Public Notice issued by the FCC. Notwithstanding the foregoing, Buyer may elect, at its absolute discretion, to postpone the Closing to a date that is not later than ten (10) Business Days after the date on which the FCC Order has become a Final Order, if a party has filed an objection with the FCC to the grant of the FCC Order and no claims are contained in the objection relating to Buyer's compliance with the Communications Act of 1934, as amended, or the rules and regulations of the FCC. The actual date of the Closing is referred to as the "Closing Date."

9.2 Procedures. If all of the conditions specified in Articles VII and VIII have been fulfilled or are waived in writing by Buyer or Seller, as the case may be, on or by the Closing Date, then, on the Closing Date:

     (a) Seller will execute and deliver a general assignment and bill of sale of the Transferred Assets, in a form reasonably satisfactory to Buyer;

     (b) Seller will execute and deliver separate assignments, which, as to the Leases, shall be in recordable form, or other appropriate instruments of transfer of any of the Transferred Assets not appropriately transferred by the general assignment and bill of sale, in each case, in form reasonably satisfactory to Buyer;

     (c) Buyer will execute and deliver an assumption agreement with respect to the Assumed Liabilities, in a form reasonably satisfactory to Seller;

     (d) Seller will execute and deliver an assignment of the Licenses to Holdings;

     (e) Seller and Buyer will execute and deliver such other documents and certificates specified in Articles VII and VIII, respectively, as the other may reasonably request; and

     (f) Buyer will deliver to Seller signed instructions authorizing Union Bank to deliver the Deposit to Seller, and pay to Seller the balance of the Purchase Price, as set forth in Article III(b) above.

                                    ARTICLE X
                             POST CLOSING COVENANTS

10.1 Further Assurances. Seller will, from time to time after the Closing, upon the reasonable request of Buyer, execute, acknowledge, and deliver all such further assignments and assurances as may be reasonably required to transfer to and to vest in Buyer all right, title, and interest of Seller in and to the Transferred Assets and to protect the right, title, and interest of Buyer in and to the Transferred Assets.

10.2 Collection of Seller's Accounts Receivable. On the date of this Agreement, Seller shall assign to Buyer, for collection purposes only, all of the accounts receivable of the Station as of the Closing Date, for a period of ninety (90) days (the "Collection Period"), with a list of such accounts receivable to be furnished within three (3) business days after the date of this Agreement. The list shall set forth the time of each sale, the amounts due and the age of account due Seller for an incident to the operations of the Station. Buyer shall not be required to institute any legal proceedings to enforce collection of any accounts receivable. Buyer shall not adjust any accounts receivable or grant credit without Seller's prior written consent. Within ten (10) days following the end of each thirty (30) day period during the Collection Period, Buyer shall pay over to Seller a sum equal to all accounts receivable collected on behalf of Seller. At the end of the Collection Period, Buyer's responsibility for the collection of accounts receivable shall cease and Seller shall solely be responsible for the collection of the balance of the accounts receivable. During the Collection Period, in which Buyer shall act as Seller's agent for the collection of accounts receivable hereunder, payments received from advertisers shall be applied first to obligations such advertisers incurred prior to the date of this Agreement and shall not be applied to any obligations incurred by such advertiser after the date of this Agreement until the full amount of such accounts receivable has been paid, unless disputed by the account debtor, in which event such disputed account receivable, to the extent disputed, shall be turned back to Seller for resolution. Buyer shall furnish Seller, simultaneously with the payment of collections, an accounting of the accounts receivable collected by Buyer. Any funds received subsequent to the Collection Period by Buyer on account of any account turned back to Seller shall be forwarded to Seller.

10.3 Subleasing of Studio Premises. The parties agree that in connection with Seller's lease of the premises located at Suite 150, 1010 West Mockingbird Lane, Dallas, Texas ("Studio Premises"), that they will take the following actions subsequent to Closing: (i) they will use their best efforts, subject to Buyer's ultimate control, to sublet the Studio Premises to a third party for the remainder of the term of the lease; and (ii) in the event that the rent paid by the subtenant is less than the rent (and any additional rent) provided for under the terms of the lease for the Studio Premises, Buyer shall reimburse Seller for one-half of the difference between the rent paid by Seller to the landlord and the rent paid by the subtenant to Seller. Seller shall provide to Buyer annual documentation, for the preceding year, evidencing such deficiency and Buyer shall reimburse Seller within 30 days of receipt. This Section 10.3 shall survive Closing for the remainder of the term of the lease of the Studio Premises.

                                   ARTICLE XI
                               ALLOCATION: TAXES

11.1 Allocation. Within 180 days following the Closing Date, Buyer will retain the services of BIA Financial Network to appraise the Transferred Assets and establish an allocation of the Purchase Price among the Transferred Assets in the manner required by Section 1060 of the Internal Revenue Code of 1986, as amended, which shall be binding upon the parties. Each of Buyer and Seller shall file with the Internal Revenue Service reports on Form 8594 reflecting such allocation of the Purchase Price.

11.2 Taxes. Seller and Buyer shall each pay one-half of all sales, stamp, recordation, transfer, conveyance, use, and transfer taxes and conveyance fees, if any, applicable to the transfer of the Transferred Assets and the other transactions provided for by this Agreement.


                                   ARTICLE XII
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations and warranties that are contained in this Agreement or given on the Closing Date will survive any investigation and inquiry made by or on behalf of Buyer or Seller, as the case may be, for two (2) years, except the representations and warranties regarding authority (Sections 4.2 and 5.2), title to the Transferred Assets.


                                  ARTICLE XIII
                                 INDEMNIFICATION

13.1 By Seller. After the Closing Date, Seller agrees to indemnify Buyer against any loss, cost, liability, or expense (including, without limitation, costs and expenses of litigation and, to the extent not prohibited by law, reasonable attorney's fees) (all of which are referred to as "Losses") incurred by Buyer by reason of, resulting from, or arising out of: (a) the breach of any of the written representations or warranties, or of the covenants or agreements of Seller contained in this Agreement or in any other instrument executed or delivered by Seller in connection with this Agreement or given on the Closing Date; (b) Seller's breach, on or before the Closing Date, of any agreements with third parties; (c) Seller's operation of the Station on or before the Closing Date; or (d) the assertion against Buyer of any Retained Liability.

13.2 By Buyer. After the Closing Date, Buyer agrees to indemnify Seller against any Losses incurred by Seller by reason of, resulting from, or arising out of:
(a) the breach of any of the written representations or warranties, or of the covenants or agreements of Buyer contained in this Agreement or in any other instrument executed or delivered by Buyer in connection with this Agreement or given on the Closing Date; (b) Buyer's breach, after the Closing Date, of any agreements with third parties; (c) Buyer's operation of the Station after the Closing Date; or (d) the assertion against Seller of any Assumed Liability.

13.3 Limitations upon Indemnity Obligations. The indemnity obligations of Buyer and Seller set forth in Sections 13.1 and 13.2 above shall be limited as follows:

     (a) No indemnification shall be required unless and until the aggregate amount of the claimed Losses exceeds Fifty Thousand Dollars ($50,000.00); and

     (b) The maximum aggregate amount that Seller or Buyer is obligated to pay to in satisfaction of its indemnity obligations under the provisions of this Article XIII shall be Seven Million Dollars ($7,000,000.00).

13.4 Defenses of Claims.

     (a) Promptly, but in any event not later than twenty (20) Business Days, after receipt by Buyer or Seller, as the case may be (in any such case, the "Beneficiary"), of notice of any claim or potential claim or the commencement of any action by any person that is not a party to this Agreement (a "Third Party Claim"), which could give rise to a right to indemnification pursuant to Section 13.1 or 13.2, the Beneficiary shall give the party who may become obligated to provide indemnification hereunder (the "Indemnitor") written notice describing the Third Party Claim in reasonable detail.

     (b) If the Indemnitor acknowledges in writing that it is required to indemnify the Beneficiary against the Third Party Claim which is the subject of a notice provided pursuant to Section 13.4(a), then the Indemnitor shall have the right, at its option, to participate in or, by giving written notice to the Beneficiary, to elect to assume the defense of such Third Party Claim, at the Indemnitor's own expense and by its own counsel (who shall be reasonably satisfactory to the Beneficiary). If the Indemnitor shall undertake to assume the defense of any Third Party Claim, it shall promptly notify the Beneficiary of its intention to do so, and the Indemnitor shall not be liable for any expenses subsequently incurred by the Beneficiary in connection with the defense thereof; provided, however, that the Indemnitor has taken reasonable steps necessary to defend diligently such Third Party Claim. If the Indemnitor fails to promptly assume the defense of the Third Party Claim or if it fails to take reasonable steps to defend diligently such Third Party Claim, the Beneficiary may assume its own defense, and the Indemnitor shall be liable for all reasonable costs or expenses paid or incurred in connection therewith. The Beneficiary shall cooperate fully with, and provide appropriate documentation as reasonably requested by the Indemnitor and its counsel in the compromise of, or defense against, any such Third Party Claim. In any event, the Beneficiary shall have the right, at its own expense (except as otherwise provided in this Section 13.4(b)), to participate in the defense of such Third Party Claim.

     (c) Without the prior written consent of the Beneficiary, the Indemnitor shall not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Beneficiary for which the Beneficiary is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Beneficiary for which the Beneficiary is not entitled to indemnification hereunder and the Indemnitor desires to accept such offer, the Indemnitor shall give written notice to the Beneficiary to that effect. If the Beneficiary fails to consent to such offer within ten
     (10) Business Days after its receipt of the Indemnitor's notice, the Beneficiary may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnitor as to such Third Party Claim shall not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Beneficiary through the earlier of (i) the date on which the Beneficiary received notice that the Indemnitor agreed to assume the defense of the Third Party Claim and (ii) the end of such ten (10) Business Day period. If the Beneficiary adjusts, settles, or compromises any Third Party Claim without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, the Beneficiary shall thereby waive any right to indemnity therefor by the Indemnitor. The Indemnitor shall be liable for any Losses arising due to it unreasonably withholding such consent.

     (d) Any claim by a Beneficiary on account of Losses that does not result from a Third Party Claim (a "Direct Claim") shall be asserted by giving the Indemnitor reasonably prompt written notice thereof, but in any event not later than twenty (20) Business Days after the Beneficiary becomes aware of such Direct Claim.

     (e) A failure to give timely notice or to include any specified information in any notice as provided in Section 13.4 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise damaged as a result of such failure.

                                   ARTICLE XIV
                              SPECIFIC PERFORMANCE

The parties acknowledge that the Station and the Transferred Assets are of a unique and extraordinary character and that money damages would not be a sufficient remedy to Buyer for any breach by Seller of its obligations under this Agreement; therefore, in addition to any other rights or remedies Buyer may have, Buyer shall be entitled to the remedies of specific performance or injunctive relief in connection with a breach by Seller of its obligations contained in this Agreement.


                                   ARTICLE XV
                                   TERMINATION

Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time on or prior to the Closing Date:

     (a) By the written consent of Buyer and Seller;

     (b) By Buyer (i) if any of the conditions set forth in Article VII of this Agreement have become incapable of fulfillment, (ii) Buyer has given Seller ten (10) Business Days' notice of such matter, (iii) Seller has failed to cure such matter within thirty (30) Business Days, and (iv) Buyer is not otherwise in material default;

     (c) By Seller (i) if any of the conditions set forth in Article VIII of this Agreement have become incapable of fulfillment, (ii) Seller has given Buyer ten (10) Business Days' notice of such matter, (iii) Buyer has failed to cure such matter within thirty (30) Business Days, and (iv) Seller is not otherwise in material default;

     (d) By Seller or by Buyer if the Closing has not occurred on or before the first anniversary of the date of the filing of the FCC Application (and the terminating party is not otherwise in material default); or

     (e) By Buyer, in accordance with Section 6.9.

If this Agreement is terminated in a manner permitted by subsections (b), (d) or
(e) of this Article XV, this Agreement will become void and of no further force and effect, and the Deposit shall be returned to Buyer. If this Agreement is terminated in a manner permitted by subsection (c) of this Article XV, this Agreement will become void and of no further force and effect and Seller shall be entitled to receive a distribution of the full amount of the Deposit from Union Bank in accordance with the Escrow Agreement, as liquidated damages. Seller's sole and exclusive remedy in connection with termination of this Agreement under subsection (c) of this Article XV shall be receipt of distribution of the Deposit, the parties acknowledging and agreeing that delivery of the Deposit to Seller shall be reasonable in light of the substantial but difficult to determine losses and damage suffered by Seller in such circumstances, and that the amount of the Deposit shall be considered an adequate estimate of such losses and damages and not a penalty. Nothing in this Article XV shall affect Buyer's rights under Article XIV (specific performance), or to seek monetary damages from Seller resulting Seller's breach of this Agreement prior to termination hereunder.


                                   ARTICLE XVI
                        ADJUSTMENT OF THE PURCHASE PRICE

The Purchase Price shall be adjusted at Closing to account for proration of the following items with respect to the Station as of the Closing Date, with Seller being responsible for and receiving the benefit of such items to the extent that they relate to the period ending prior to the Closing Date and Buyer being responsible for and receiving the benefits of such items to the extent that they relate to periods from and after the Closing Date:

     (a) rents and other payments under the Leases;

     (b) real estate and personal property taxes, if any;

     (c) water charges, sewer rents, electricity, gas and other utility charges;

     (d) service and maintenance contracts and personal property leases assigned to and assumed by Buyer;

     (e) pre-paid contracts for advertising or other paid air time on the Station; and

     (f) proration of the FCC annual regulatory fees.

The parties shall make all reasonable efforts to determine the amounts of these prorations on or before the Closing Date and adjust the Purchase price at Closing to reflect such determinations. If, however, such amounts cannot be reasonably determined on or before the Closing Date, the parties shall mutually agree upon such matters within ninety (90) days after the Closing Date and Buyer or Seller, as applicable, shall make a final proration adjustment payment to the other of the net amount of prorations so determined within ten (10) Business Days thereafter. If the parties are unable to agree upon the amount of the adjustment amounts to be made hereunder, the parties shall chose a mutually acceptable independent accounting firm of national reputation (the "Accountant") doing business in Dallas, Texas, to settle this dispute. Buyer and Seller shall each inform the accountant in writing of its respective determination of the adjustment payment, and shall cooperate as reasonably requested by the Accountant in order for the Accountant to determine the correct adjustment. The Accountant shall be instructed to determine the correct adjustment within thirty (30) days from the date if its engagement, and upon completion to inform the parties in writing of its determination, the basis for its determination and whether the Seller of Buyer's written statement of the adjustment is closer to its own determination. The Accountant's determination of the correct adjustment shall be final and binding upon the parties. The fees and expenses of the Accountant shall be paid by: (i) Buyer if Seller's determination of the adjustment amount is closer to the Accountant's determination of the correct adjustment; (ii) by Seller if Buyer's determination of the adjustment amount is closer to the Accountant's determination of the correct adjustment; or (iii) otherwise divided equally between the parties. Buyer or Seller, as applicable, shall make the final adjustment payment to the other of the net adjustment amount so determined by the Accountant within ten (10) Business Days after receiving notice from the Accountant of its determination.


                                  ARTICLE XVII
                                 MISCELLANEOUS

17.1 Expenses. Whether or not the transactions contemplated hereby are consummated, each of Buyer and Seller will pay, except as otherwise provided herein, its respective expenses, income and other taxes, and costs (including, without limitation, the fees, disbursements, and expenses of its attorneys, accountants, and consultants) incurred by it in negotiating, preparing, closing, and carrying out the transactions contemplated by this Agreement. Buyer and Seller shall each pay one-half of all FCC fees in connection with the Assignment Application.

17.2 Notices. Notices hereunder will be effective if and when sent by certified U.S. mail or by reputable same-day or overnight courier, postage prepaid or otherwise accounted for by sender, and addressed as follows:


IF TO BUYER:                Entravision - Texas Limited Partnership
                            c/o Entravision Communications Corporation
                            2425 Olympic Boulevard, Suite 6000 West
                            Santa Monica, California 90404
                            Telephone: 310-447-3870
                            Facsimile: 310-447-3899
                            Attention: Walter F. Ulloa,
                            Chairman and Chief Executive Officer

WITH A REQUIRED COPY TO:    Entravision Communications Corporation
                            2425 Olympic Boulevard, Suite 6000 West
                            Santa Monica, California 90404
                            Telephone: 310-447-3870
                            Facsimile: 310-447-3899
                            Attention: Michael G. Rowles,
                                       Senior Vice President
                                       and General Counsel

AND:                        Thompson Hine LLP
                            1920 N Street, N.W., Suite 800
                            Washington, D.C. 20036
                            Telephone: 202-331-8800
                            Facsimile: 202-331-8330
                            Attention: Barry Friedman, Esq.

IF TO SELLER:               Spanish Broadcasting System, Inc.
                            2601 South Bayshore Drive
                            Coconut Grove, Florida 33133
                            Telephone: 305-441-6901
                            Facsimile: 305-441-7861
                            Attention: Raul Alarcon, Jr.,
                                       Chairman, Chief Executive Officer
                                       and President

WITH A REQUIRED COPY TO:    Kaye Scholer, LLP
                            The McPherson Building
                            901 Fifteenth Street, N.W.
                            Washington, D.C. 20005
                            Telephone: 202-682-3500
                            Facsimile: 202-682-3580
                            Attention: Jason Shrinsky, Esq.

Any party may change the address to which notices are to be addressed by giving the other party notice in the manner set forth in this Section 17.2.

17.3 Governing Law. The validity, interpretation, and performance of this Agreement will be determined in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within that state.

17.4 Access to Records after Closing. For a period of three years after Closing, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Station and the business of the Station, which Seller shall retain for such period. Such access shall be afforded by Seller upon receipt of reasonable advance notice and during normal business hours. Buyer shall be responsible for any costs and expenses incurred by it pursuant to this Section 17.4. If Seller shall desire to dispose of any of such books and records prior to expiration of such three-year period, Seller shall, prior to such disposal of books and records, give Buyer a reasonable opportunity, at Buyer's expense, to segregate and remove such books and records as it may select. This Section 17.4 shall survive Closing.

17.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute but one and the same instrument.

17.6 Headings. The headings, subheadings, and captions in this Agreement and in any schedule or exhibit hereto are for reference purposes only and are not intended to affect the meaning or interpretation of this Agreement.

17.7 Schedules. The schedules and exhibits attached to this Agreement and the other documents delivered pursuant hereto are hereby made a part of this Agreement as if set forth in full herein.

17.8 Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to its subject matter and supersedes all negotiations, prior discussions, agreements, letters of intent, and understandings, written or oral, relating to the subject matter of this Agreement.

17.9 Successors and Assigns. This Agreement will be binding upon Seller and Buyer and their respective successors and assigns. Notwithstanding the immediately preceding sentence, Seller may assign its rights and delegate its duties under this Agreement only upon the prior written consent of Buyer. Buyer may assign, at its absolute discretion, its rights and delegate its duties under this Agreement to any entity.

17.10 Severability. If any provision of this Agreement is held to be unenforceable, invalid, or void to any extent for any reason, that provision shall remain in force and effect to the maximum extent allowable, and the enforceability and validity of the remaining provisions of this Agreement shall not be affected thereby.

17.11 Business Day. For purposes of this Agreement, "Business Day" shall mean any day which is not a Saturday, Sunday or other day on which banks in Los Angeles, California, are authorized to close.

17.12 Expenses and Attorneys' Fees. The prevailing party in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding ("Proceeding") relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party(ies) all costs, expenses and actual attorneys' fees (including, by way of example only and without limitation, expert witnesses' and other consultants' fees and costs) relating to or arising out of: (a) the Proceeding (whether or not the Proceeding proceeds to judgment); and (b) any post- judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses and actual attorneys' fees.


[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK.]

     IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first above Written.

Buyer

ENTRAVISION - TEXAS LIMITED PARTNERSHIP





                 By: ENTRAVISION - TEXAS G P LLC, its General Partner


                     By:  /s/ Walter F. Ulloa
                         ----------------------------------
                          Walter F. Ulloa
                          Chairman, Chief Executive Officer and Managing Member


Seller

KTCY LICENSING, INC.


By:
    ---------------------------------------
     Raul Alarcon, Jr.
     Chairman, Chief Executive Officer and President


SPANISH BROADCASTING SYSTEM, INC.


By:
    ---------------------------------------
     Raul Alarcon, Jr.
     Chairman, Chief Executive Officer and President

     IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first above Written.

Buyer

ENTRAVISION - TEXAS LIMITED PARTNERSHIP





                 By: ENTRAVISION - TEXAS G P LLC, its General Partner


                     By:
                         ----------------------------------
                          Walter F. Ulloa
                          Chairman, Chief Executive Officer and Managing Member


Seller

KTCY LICENSING, INC.


By:  /s/ Raul Alarcon, Jr.
    ---------------------------------------
     Raul Alarcon, Jr.
     Chairman, Chief Executive Officer and President


SPANISH BROADCASTING SYSTEM, INC.


By:  /s/ Raul Alarcon, Jr.
    ---------------------------------------
     Raul Alarcon, Jr.
     Chairman, Chief Executive Officer and President

                                    GUARANTY

     Entravision Communications Corporation, a Delaware corporation, the parent of Entravision - Texas Limited Partnership, a Texas limited partnership, hereby guarantees the performance of Entravision - Texas Limited Partnership under this Asset Purchase Agreement.


                                      ENTRAVISION COMMUNICATIONS CORPORATION


                                      By:  /s/ Walter F. Ulloa
                                          ----------------------------------
                                           Walter F. Ulloa
                                           Chairman and Chief Executive Officer


Dated: